Exhibit 10.7

FOURTH AMENDMENT TO OFFICE LEASE

This FOURTH AMENDMENT TO OFFICE LEASE (“Fourth Amendment”) is made and entered into as of May 13, 2015 (the “Fourth Amendment Effective Date”), by and between 888 BRANNAN LP (“Landlord”), and AIRBNB, INC., a Delaware corporation (“Tenant”).

R E C I T A L S :

A.    Landlord and Tenant entered into that certain Office Lease dated April 26, 2012 (the “Office Lease”), whereby Landlord leased to Tenant and Tenant leased from Landlord those certain premises consisting of approximately 224,737 rentable square feet of space (“RSF”) (the “Existing Premises”) in the building located at 888 Brannan Street, San Francisco, California (the “Building”), which Existing Premises is comprised of (i) 24,100 RSF (including mezzanine space) on the ground floor of the Building, (ii) 31,099 RSF on the 2nd floor of the Building, (iii) 97,507 RSF on the 3rd floor of the Building, (ii) 59,098 RSF on the 4th floor of the Building, and (iv) 12,933 RSF on the 5th floor of the Building. The Office Lease was amended by that certain First Amendment to Lease dated as of December 10, 2013 (the “First Amendment”), the Second Amendment to Office Lease dated May 29, 2014 (the “Second Amendment”), Letter Agreements dated April 26, 2012, November 7, 2012, and October 16, 2014 (the “Atrium Side Letters”), and the Third Amendment to Office Lease dated February 24, 2015 (the “Third Amendment”). The Office Lease as so amended is referred to herein as the “Lease”.

B.    Tenant desires to expand the Existing Premises to include approximately 25,962 RSF (the “Expansion Premises”), on the second (2nd) floor of the Building, known as Suite 200, as shown on Exhibit A attached hereto, as well as approximately 215 RSF in the basement of the Building, known as Level B1 Telecom Premises (the “Telecom Premises”), and to make other modifications to the Lease, and in connection therewith, Landlord and Tenant desire to amend the Lease as hereinafter provided.

A G R E E M E N T :

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.    Capitalized Terms. All capitalized terms when used herein shall have the same meaning as is given such terms in the Lease unless expressly superseded by the terms of this Fourth Amendment.

2.    Modification of Premises. Effective as of the date (the “Expansion Commencement Date”) which is the earlier of (i) the date Tenant commences business in the Expansion Premises, and (ii) the date that is one hundred twenty (120) days after the “Delivery Date” as defined in Section 6.2, below, of the Expansion Premises, Tenant shall lease from Landlord and Landlord shall lease to Tenant the Expansion Premises (subject to Landlord Delay as described in Section 6, below). The Existing Premises and the Expansion Premises may

888 Brannan Street [Fourth Amendment] [Airbnb, Inc.]

hereinafter collectively be referred to as the “Premises”. Following the Expansion Commencement Date the Premises will contain approximately 250,699 RSF. Any exercise of a “Renewal Option” by Tenant, as provided in Section 2.4 of the Office Lease, shall serve to extend the Lease with respect to the entire Premises as so expanded. In addition, as of the full execution and delivery of this Fourth Amendment, the Premises will be expanded to include the Telecom Premises. The Telecom Premises shall not be included in the RSF of the Premises for the purpose of calculating Tenant’s Percentage Share, and Tenant will have no obligation to pay any Base Rent or Tenant’s Percentage Share of Operating Expenses and Property Taxes with respect to the Telecom Premises. Notwithstanding the foregoing, the Telecom Premises shall be deemed to be a part of the Premises for all other purposes under the Lease, and Tenant shall be responsible to maintain and repair the Telecom Premises, and to pay for any utilities used in the Telecom Premises on a direct basis, all at Tenant’s sole cost and expense.

3.    Lease Term and Expansion Term.

3.1.    Lease Term. The Term of the Lease is currently scheduled to expire on December 31, 2023. Landlord and Tenant hereby agree to extend the Term for a period of three (3) years, from January 1, 2024, through December 31, 2026 (such 3-year period, the “Extended Term”), on the terms and conditions of the Lease, as hereby amended.

3.2.    Expansion Term. The term of Tenant’s lease of the Expansion Premises (the “Expansion Term”) shall commence on the Expansion Commencement Date and shall expire coterminously with Tenant’s Lease of the Existing Premises on the Lease Expiration Date as extended by Section 3.1 above (i.e., December 31, 2026), unless sooner terminated as provided in the Lease, as hereby amended.

4.    Base Rent.

4.1.    Existing Premises. Prior to the commencement of the Extended Term, Tenant shall continue to pay Base Rent for the Existing Premises in accordance with the terms of Article 3 of the Office Lease, and Section 4.2 of the Second Amendment. As of the first day of the Extended Term, and on each anniversary thereof during the Extended Term, the Base Rent payable with respect to each portion of the Existing Premises shall increase to equal 103% of the Base Rent payable with respect to such portion of the Existing Premises immediately prior to such increase.

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4.2.    Expansion Premises. Commencing on the Expansion Commencement Date and continuing throughout the Expansion Term, Tenant shall pay to Landlord monthly installments of Base Rent for the Expansion Premises as follows:

Date	Annual Base Rent	Monthly Installment of Base Rent	Annual Rental Rate per RSF
Expansion Commencement Date – March 30, 2018	$1,373,361.61	$114,446.80	$52.90
April 1, 2018 – March 30, 2019	$1,414,562.46	$117,880.20	$54.49
April 1, 2019 – March 30, 2020	$1,456,999.33	$121,416.61	$56.12
April 1, 2020 – March 30, 2021	$1,500,709.31	$125,059.11	$57.80
April 1, 2021 – March 30, 2022	$1,545,730.59	$128,810.88	$59.54
April 1, 2022 – March 30, 2023	$1,592,102.51	$132,675.21	$61.32
April 1, 2023 – December 31, 2023	$1,639,865.58	$136,655.47	$63.16
January 1, 2024 – December 31, 2024	$1,689,061.55	$140,755.13	$65.06
January 1, 2025 – December 31, 2025	$1,739,733.39	$144,977.78	$67.01
January 1, 2026 – December 31, 2026	$1,791,925.40	$149,327.12	$69.02

4.3.    Additional Base Rent Amount. In addition to the Base Rent payable by Tenant with respect to the Expansion Premises, concurrently with each payment of Base Rent due with respect to the Expansion Premises, Tenant shall be required to pay, as Additional Rent for the Expansion Premises, $8,758.60 per month (the “Additional Base Rent Amount”). The Additional Base Rent Amount set forth above, was calculated based on the amortization of $35.00 of the Tenant Improvement Allowance for the Expansion Premises granted pursuant to Section 6.3, below, amortized over the anticipated length of the Expansion Term with an annual interest factor of 2%. If the Expansion Commencement Date is delayed beyond July 1, 2017, the Additional Base Rent Amount set forth above shall be appropriately adjusted.

4.4.    Rent Credit. For each full month of the Expansion Term, and subject to the terms of Section 3.4(c) of the Office Lease, Tenant shall be entitled to a monthly credit against Base Rent payable for the Expansion Premises (the “Expansion Rent Credit”) equal to $3,149.19 (equivalent to $0.1213 per RSF of the Expansion Premises) (i.e., the monthly Base Rent otherwise payable with respect to the Expansion Premises shall be reduced by the Expansion Rent Credit).

5.    Tenant’s Percentage Share of Operating Expenses and Property Taxes.

5.1.    Existing Premises. Tenant shall continue to pay Tenant’s Percentage Share of Operating Expenses and Property Taxes as provided in Article 4 of the Office Lease.

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5.2.    Expansion Premises. Except as specifically set forth in this Section 5.2, commencing on the Expansion Commencement Date and continuing through the Expansion Term, Tenant shall pay Tenant’s Percentage Share of Operating Expenses and Property Taxes for the Expansion Premises as provided in Article 4 of the Office Lease, provided that with respect to the calculation of Tenant’s Percentage Share of Operating Expenses and Property Taxes in connection with the Expansion Premises, the following shall apply:

5.2.1 Tenant’s Percentage Share with respect to the Expansion Premises shall equal 7.98% (i.e., 25,962 / 325,420) and

5.2.3 the Base Year with respect to the Expansion Premises shall be the calendar year 2013.

6.    Expansion Improvements. Landlord shall deliver the Expansion Premises to Tenant, and the improvements in the Expansion Premises shall be constructed, in accordance with the terms of the “Work Letter” attached to the Office Lease as Exhibit C, as modified by the terms of this Section 6, as if the “Premises” referred to therein were the Expansion Premises. Except as specifically set forth in the Work Letter and this Fourth Amendment, Landlord shall not be obligated to provide or pay for any improvement work or services related to the improvement of the Expansion Premises, and Tenant shall accept the Expansion Premises in its presently existing, “as-is” condition. For purposes of Section 1938 of the California Civil Code, Landlord hereby discloses to Tenant, and Tenant hereby acknowledges, that the Project, Building and Expansion Premises have not undergone inspection by a Certified Access Specialist (CASp). All of Tenant’s work in the Premises shall be subject to Landlord’s approval of the Construction Drawings in accordance with the terms of the Work Letter.

6.1.    Base Building Improvements. Schedule 1 to the Work Letter shall not apply to the Expansion Premises. Tenant shall accept the Expansion Premises in their currently existing “as-is” condition, provided that Landlord shall cause the Building Systems to be in good working order and repair.

6.2.    Delivery Date. The date upon which Landlord delivers the Expansion Premises to Tenant as provided above is referred to herein as a “Delivery Date”. Landlord will give Tenant at least ten (10) business days prior notice of the anticipated Delivery Date for the Expansion Premises, but contemplates delivering the Expansion Premises on or before March 1, 2017. Notwithstanding the foregoing, Tenant shall have no obligation to accept delivery of the Expansion Premises prior to March 1, 2017.

6.3.    Tenant Improvement Allowance. The Tenant Improvement Allowance applicable to the Expansion Premises shall be equal to $60 per RSF of the Expansion Premises (not including the Telecom Premises) (i.e., $1,557,720.00), and there shall be no requirement of any “Tenant Contribution” as set forth in Section 3.1 of the Work Letter. With respect to the Expansion Premises, the December 31, 2013, date set forth in the last sentence of Section 3.1(b) of the Work Letter is hereby amended to be twenty-four (24) months following Landlord’s delivery of the Expansion Premises to Tenant, which date will be extended on a day-for-day basis for each day of Landlord Delay. Tenant shall have the right to use any portion of the foregoing Tenant Improvement Allowance for the Expansion Premises for improvements to the Existing Premises. Tenant shall have the right to use such Tenant Improvement Allowance effective as of the full execution and delivery of this Fourth Amendment.

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6.4.    Building Standard; Expansion Space and First Offer Space. The terms of Section 3.2 and 3.3 of the Work Letter (as well as the reference to “Building Standard” in Section 2.2 of the Work Letter) shall not apply to the Expansion Premises.

6.5.    General Contractor. Section 1.1(b) of the Work Letter shall not be applicable to the construction of the Expansion Premises. Tenant may engage any other qualified MEP engineering company or contractor, reasonably approved in advance by Landlord, to construct any MEP Infrastructure.

6.6.    Tenant’s Architect. Landlord hereby approves WRNS Studio as “Tenant’s Architect” as provided in Section 2.1(a) of the Work Letter. Tenant may select a different architect subject to Landlord’s reasonable prior approval.

6.7.    Contractor. Landlord hereby approves NOVO as the “Contractor” as provided in Section 4 of the Work Letter. Tenant may select a different contractor subject to Landlord’s reasonable prior approval.

6.8.    Landlord Fee. In connection with Tenant’s construction of the Expansion Improvements, Landlord shall receive the Alteration Operations Fee as provided in Section 3.1(d) of the Work Letter, provided that such fee shall be equal to $1.00 per RSF of the Expansion Premises.

6.9.    Delay. With respect to the Expansion Premises, the November 1, 2012, date set forth in Section 7 of the Work Letter is hereby modified to be March 1, 2017. Section 7.1(1) and Section 7.2(b) of the Work Letter are hereby deleted and shall have no applicability to the Expansion Premises. For avoidance of doubt, however, Landlord acknowledges that the Expansion Commencement Date will be delayed on a day-for-day basis for each day that Tenant is delayed in the design or construction of the Tenant Improvements by Landlord Delay (as described in Sections 7.1(2), 7.3(3) and/or 7.1(4) of the Work Letter). For the purposes of Tenant’s construction of Tenant Improvements in the Expansion Premises, the provisions of Section 7.2(a) of the Work Letter will be deemed revised to provide that any Delay Notice may be delivered by hand to Landlord’s construction representative identified in Section 6.11 below.

6.10.    No Staging Area. The terms of Section 15 of the Work Letter are hereby deleted, and shall have no applicability to the construction of the Tenant Improvements in the Expansion Premises.

6.11.    Representatives. For the purposes of construction of the Tenant Improvements in the Expansion Premises as well as Landlord’s performance of the Structural Work, Tenant’s representative identified in Section 12 of the Work Letter will be Amirali Shakoorian, and Landlord’s representative identified in Section 13 of the Work Letter, will, until further notice to Tenant, be Greg Johnson.

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7.    Existing Premises Allowances and Improvements.

7.1.    New Existing Premises Allowance. Effective as of the date hereof, Landlord hereby grants Tenant an additional Tenant Improvement Allowance in the amount of $12.50 per RSF of the Existing Premises (i.e., $2,809,212.50), which may be used by Tenant in accordance with the applicable terms of the Lease and Second Amendment, including for “Tenant Atrium Costs”, as that term is defined in the Atrium Side Letter dated November 7, 2012. Tenant must use such additional Tenant Improvement Allowance, on or before December 31, 2016, after which any remaining portions of such additional Tenant Improvement Allowance shall revert to Landlord and Tenant shall have no further rights with respect thereto.

7.2.    Allowance Deadline. The date by which Tenant may utilize any outstanding Tenant Improvement Allowance granted to Tenant pursuant to the Lease, First Amendment, or Second Amendment, is hereby extended to December 31, 2016.

7.3.    Interconnecting Stairwells. In accordance with all of the applicable terms of the Office Lease, Second Amendment, and this Fourth Amendment, Tenant shall have the right to install, at Tenant’s cost and as a part of the Tenant Improvements, or as Alterations under the Lease, interconnecting stairwells between any of Tenant’s existing or future Premises in the Building. The design and specifications of any such stairwells shall be subject to Landlord’s prior approval as provided in the applicable portions of the Office Lease and Tenant Work Letter, and Tenant will reimburse Landlord any reasonable third-party costs expended in connection with its review thereof (including without limitation, and third-party structural review). Landlord shall have the right, as a condition to its approval of any particular stairwell, to require that Tenant remove such stairwell at the expiration or earlier termination of the Lease, and to restore the Building to the condition existing prior to such installation.

7.4.    Building Lobby Access Control. Subject to Landlord’s approval, which shall not be unreasonably withheld, in connection with Tenant’s construction of the Tenant Improvements Tenant may install new Building access turnstiles in the elevator area of the Building lobby (the “New Turnstiles”), at Tenant’s sole cost and expense (which may be deducted from the Tenant Improvement Allowance). The New Turnstiles shall be mutually acceptable to Landlord and Tenant, and shall not block or impede access to the Atrium by other tenants or visitors to the Building.

8.    Tenant Building Upgrades. As part to the Tenant Improvements being constructed by Tenant in the Building, Tenant will be making certain modifications to the exterior of the Building at Tenant’s cost, including installation of skylights and modifications to windows and curtain wall systems (the “Tenant Building Upgrades”), which Tenant Building Upgrades shall include the installation of certain equipment (i.e., tie-offs) needed in order to facilitate the ongoing cleaning and maintenance of the applicable improvements. Prior to the installation of any Tenant Building Upgrades, Tenant will obtain commercially reasonable, industry standard warranties, reasonably approved in advance by Landlord, relating to the Tenant Building Upgrades from the applicable contractors and equipment vendors and manufacturers (the “Upgrade Warranties”). The Upgrade Warranties shall be assigned to and be enforceable by Landlord and its successors and assigns. Following the completion of the Tenant Building Upgrades, Tenant shall engage a qualified third-party consultant, at Tenant’s cost, reasonably and mutually approved

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by Landlord and Tenant, to inspect the Tenant Building Upgrades and certify that the Tenant Building Upgrades are in good working order, installed per the manufacturers’ specifications and industry standards as applicable, and are water tight. Tenant shall be responsible, at Tenant’s cost, to perform any additional work or repairs recommended by such consultant. Subject to the foregoing, Landlord will be responsible to maintain and repair the Tenant Building Upgrades in accordance with Landlord’s general Building repair and maintenance obligations as set forth in the Lease.

9.    Security. Commencing on the full execution and delivery of this Fourth Amendment, Tenant will have the right, at Tenant’s sole cost and expense, to station one (1) additional security personnel at the Decatur Street entrance to the Building (the “Tenant Security Personnel”). Such Tenant Security Personnel shall be duly qualified, and an employee of reputable, duly licensed, qualified third party security firm. The Tenant Security Personnel shall be required to comply with all of Landlord’s reasonable requirements and rules, and shall not have the right to inspect ID or otherwise inconvenience occupants or visitors of the Building. In the event that, in Landlord’s reasonable determination, the presence of the Tenant Security Personnel causes any disruption or inconvenience to the operation of the Building, Landlord may notify Tenant, in which event Landlord and Tenant (and at the party’s option, the Tenant Security Personnel) shall meet and confer in good faith in an effort to determine any necessary modifications to the location or behavior of the Tenant Security Personnel so as to mitigate any such disruption or inconvenience in the operation of the Building; if the parties are unable to agree upon reasonably necessary modifications within a reasonable period following such meeting, Landlord shall have the right to terminate Tenant’s right to station the Tenant Security Personnel at the Building. The actions of the Tenant Security Personnel shall be deemed the actions of Tenant, and shall be subject to the indemnification and insurance obligations of Tenant under the Lease.

10.    Option to Expand. The Expansion Premises consists of substantially all of the space identified as the “Expansion Space” in Section 30.1 of the Office Lease. Accordingly, Section 30.1 of the Office Lease is hereby deleted, and shall be of no further force or effect.

11.    Use of Atrium. The first sentence of Section 5 of the Third Amendment, is hereby deleted and replaced with the following: “From time to time during the Lease Term, Tenant shall have the right, on at least ten (10) business days prior notice to Landlord, and subject to reasonable advance scheduling and prior booked events, to reserve the Atrium for Tenant’s exclusive use for a reasonable period of time as reasonably necessary to prepare for, host, and clean-up from special events.” The remaining terms of such Section 5 shall remain unmodified and in full force and effect. Additionally, Landlord will continue, in good faith, to consult and cooperate with Tenant on Tenant’s desired upgrades of the furniture and fixtures currently located in the Atrium, which furniture and fixture upgrades will be at Tenant’s sole cost and expense, and subject to Landlord’s approval, not to be unreasonably withheld, conditioned, or delayed.

12.    Landlord Use of Atrium for Third Party Events. Tenant acknowledges that Landlord has been using, and will continue to use, the Atrium for hosting third party events (the “Atrium Events”). From and after the Fourth Amendment Effective Date, Landlord agrees that such Atrium Events will no longer include revenue generating events (the “Revenue Events”) (other than any such Revenue Events that have been scheduled prior to the date hereof). Such

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Atrium Events may continue to include occasional industry events, tenant/broker events, or other events for which Landlord does not receive revenue (other than a reimbursement of costs) (the “Non-Profit Events”), Landlord agrees that from and after the date hereof, all Atrium Events shall be of a type that is commensurate with the nature of the Building as a first class office building. Landlord shall provide reasonable advance notice to Tenant of any Atrium Events, which notice shall include the anticipated time, duration, and nature of the particular Atrium Event, and the identity of the third party user of the Atrium.

13.    Restoration. Landlord shall notify Tenant at the time of Landlord’s review and approval of plans and specifications relating to any Tenant Improvements or Alterations (including, without limitation, any Tenant Improvements installed in the Expansion Premises) whether or not the applicable improvements or alterations constitute a Non-Standard Tenant Improvement or Alteration which will be required to be removed and restored as of the expiration or earlier termination of the Lease. Notwithstanding the foregoing, Tenant will not be required to restore the mezzanine located on the first (1st) floor of the Building.

14.    Broker. Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this Fourth Amendment other than Colliers International and Jenny Haeg of Custom Spaces (the “Brokers”), and that they know of no other real estate broker or agent who is entitled to a commission in connection with this Fourth Amendment. Each party agrees to indemnify and defend the other party against and hold the other party harmless from and against any and all claims, demands, losses, liabilities, lawsuits, judgments, and costs and expenses (including, without limitation, reasonable attorneys’ fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of the indemnifying party’s dealings with any real estate broker or agent, other than the Brokers, occurring by, through, or under the indemnifying party. The terms of this Section shall survive the expiration or earlier termination of the term of the Lease, as hereby amended. The Brokers will be compensated by Landlord pursuant to the terms of a separate agreement.

15.    Letter of Credit.

15.1.    LC Stated Amount. Effective as of the full execution of this Amendment, the “LC Stated Amount”, as defined in Section 6(a) of the Office Lease, is further reduced (in addition to the reduction provided in Section 13.1 of the Second Amendment) by $1,000,000, to equal $5,707,471.68. Landlord shall reasonably cooperate with Tenant in order to process an amendment to the LC amending the LC to such reduced amount.

15.2.    Reductions. The reductions of the LC provided in Section 13.2 of the Second Amendment, and the terms of Section 6(b)(2) 6(b)(1) of the Office Lease shall remain in full force and effect.

15.3.    Cash Security. The terms of Section 13.3 of the Second Amendment, allowing Landlord to substitute a cash security deposit in lieu of the LC shall remain in effect, and may be exercised by Tenant at any time, provided Tenant is not then in default of the Lease, after expiration of any applicable notice and cure periods.

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16.    No Further Modification. Except as set forth in this Fourth Amendment, all of the terms and provisions of the Lease shall apply with respect to the Expansion Premises and shall remain unmodified and in full force and effect.

17.    Counterparts. This Fourth Amendment may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one fully executed original instrument. Counterparts may be delivered via facsimile, electronic mail (including .pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) and any counterpart so delivered shall be deemed to have been duly and validly delivered, valid and effective for all purposes and binding upon the parties hereto.

IN WITNESS WHEREOF, this Fourth Amendment has been executed as of the Fourth Amendment Effective Date.

“LANDLORD”		“TENANT”

888 BRANNAN LP,		AIRBNB, INC.,
a Delaware limited partnership		a Delaware corporation

By:	/s/ McClure Kelly	By:	/s/ David C Bernstein
Name:	McClure Kelly	Name:	David C Bernstein
Title:	Managing Director	Title:	Chief Accounting Officer

By:
Name:
Title:

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EXHIBIT A

888 BRANNAN STREET

OUTLINE OF EXPANSION PREMISES

Exhibit A

888 Brannan Street

Outline of Expansion Premises

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